CONTACT:

Steve Handy, Vice President Corporate Controller,
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jennifer Beugelmans
(415) 896-6820
dsherk@evcgroup.com

ROBERT RODIN APPOINTED TO BOARD OF SM&A
New Independent Board Member Brings 20 Years of Public Company and Commercial Enterprise Experience
to SM&A
Replaces Former Board Member John R. Woodhull

NEWPORT BEACH, Calif., Jan. 25, 2005 — SM&A (Nasdaq: WINS), the world’s leading provider of competition management services, and a leading provider of performance assurance services, today announced that its Board of Directors has appointed Robert Rodin (age 50), as a new independent board member. Mr. Rodin replaces John R. Woodhull (age 71), who has resigned from the Board.

“We are very pleased to welcome Rob to our Board,” said Steve Myers, Chairman and Chief Executive Officer. “Our strategic goal is to diversify our client base by extending our proprietary services to commercial industries outside of our traditional aerospace and defense market place. We have recently succeeded in winning a number of new clients in new industries, which we believe evidences the reality of this opportunity. We wanted to expand our Board of Directors to support this goal and believe that Rob’s extensive public company experience, his broad industry expertise, as well as his track record of implementing innovative and pioneering growth strategies will allow him to offer a highly relevant and unique perspective to our Board. We look forward to Rob’s contributions, which we believe will be incredibly valuable to our traditional aerospace and defense business as well as our expansion efforts aimed at commercial enterprises.”

Mr. Myers continued, “At the same time, we would also like to thank Jack Woodhull for all of his contributions to our Board throughout the last four years and wish him well in his future endeavors.”

In 1983 Mr. Rodin joined Marshall Industries and became President and CEO in 1992; he remained in this position until the company was acquired by Avnet, Inc. in 1999. Under the direction of Mr. Rodin, Marshall Industries was transformed from a traditional electronics and industrial components distributor, to a global enterprise with $1.7 billion in annual sales, and which was recognized as the number one business to business web-based supply chain management company in the world.

Under Mr. Rodin’s tenure, Marshall Industries developed additional core competencies allowing it to become a provider of high technology applications, and the Company was credited with being one of the first in its sector to capitalize on “e-business” opportunities.

Following the sale of Marshall Industries to Avnet Inc, Mr. Rodin was the President of Global Supply Chain Management and Electronic Commerce Solutions for Avnet, Inc. and he also served on the Advisory Board for the Company. During his time at Avnet, Inc., he led various successful programs to spin off several of Avnet’s internal IT and Internet properties that provided extended supply chain management tools for the electronics industry.

Mr. Rodin is presently the Chairman and CEO of RDN Group, a strategic advisory firm focused on corporate transitions, customer interface, sales and marketing, distribution and supply chain management. Additionally, he serves as Vice Chair and Executive Director of CommerceNet which researches and funds open platform, interoperable business services to advance commerce.

Throughout the past several years, Mr. Rodin has been the recipient of numerous industry awards and distinctions. While Mr. Rodin was President and CEO, Marshall Industries was highlighted as the number one company in the world for its use of technology by Information Week Magazine. In addition, Mr. Rodin was recognized, for two consecutive years, by Advertising Age Magazine as the creator of the number one Business to Business website in the world. CIO Magazine also awarded Mr. Rodin with the distinction of being one of the “Top 100 Leaders for the New Millennium” and UCLA presented Mr. Rodin with the “Information Systems Award for System Leadership.”

Mr. Rodin’s current Board activities include the Board of Directors of Napster Inc., where he serves as the Chairman of the compensation committee and a member of the audit committee, and the Board of Directors of CommerceNet.

Mr. Rodin is a published author of the novel, “FREE PERFECT and NOW: Connecting to the Three Insatiable Demands,” which is a chronicle of the dramatic transformation of Marshall Industries into an e-business pioneer. Mr. Rodin earned a Bachelor of Arts in Psychology from the University of Connecticut.

About SM&A

SM&A is the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management services. Since 1982, SM&A has managed in excess of 900 proposals worth more than $300 billion for its clients, and has an 85% win rate on awarded contracts. In addition, SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.smawins.com.